Exhibit 10.5

EMPLOYMENT AGREEMENT

This sets forth the terms of the Employment Agreement made effective as of January 20, 2009 between ANGIODYNAMICS, INC., a Delaware corporation with its principal office located at 603 Queensbury Avenue, Queensbury, New York 12804 (the "Employer"), and EAMONN P. HOBBS, an individual currently residing  at 3 Heron Hollow Road, Queensbury, New York 12804("Employee").

W I T N E S S E T H

IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.        Employment.

a.           Term as Chief Executive Officer.  Employer shall employ Employee, and Employee shall serve, as Chief Executive Officer and President for Employer until such time as a new Chief Executive Officer and President begins employment with Employer.

b.           Term as Vice Chair.  At the time that a new Chief Executive Officer and President begins employment with Employer, Employer shall employ Employee, and Employee shall serve, as Vice Chair of  Employer until the earlier of: (i) October 20, 2009 (the date of Employer’s 2009 shareholders’ meeting) or (ii) the date that Employee accepts full-time employment elsewhere, at which earlier time his employment will terminate.

c.           Salary.  Employer shall continue to pay Employee the same annual base salary ("Base Salary"), which Employee was receiving at the time of execution of this Agreement. Employee's Base Salary is payable in accordance with Employer's regular payroll practices for executive employees.

d.           Incentive Compensation.  Except as otherwise set forth in this section, Employee shall retain the same eligibility for annual bonuses and other incentive compensation pursuant to the Company’s then current plans and policies, including performance based awards of stock or options, as he had at the time of execution of this Agreement. Any such performance based award of stock or options will be pro-rated through the earlier of: (i) May 31, 2009 or (ii) the date that Employee’s employment with Employer terminates. Any such performance based award of stock or options will have a three year vesting schedule (with 1/3 of such award of stock or options vesting per year), and any such options that become vested must be exercised within six months of the date of the termination of Employee’s consulting agreement with Employer dated as of the date of this Agreement (the “Consulting Agreement”).

2.      Duties During Employment.  While serving as Chief Executive Officer and President, Employee’s duties shall be those assigned by Employer’s Board of Directors, including, without limitation, assisting in the transition to a new Chief Executive Officer and President. While serving as Vice Chair, Employee’s duties shall be only those assigned by Employer’s Board of Directors. Employee will report to the Chairman of the Board of Directors during the term of his employment with Employer.

3.        Employer’s Policies. Employee shall abide by and comply in all respects with all of the rules, regulations, policies and procedures of Employer that may be in effect and amended from time to time, including without limitation Employer’s human resources, personnel and benefits policies and policies related to trading in Employer stock.  If Employee fails to comply with any such policy, rule, regulation or procedure, Employer will give Employee written notice of such failure.  If Employee fails to cure such failure within the fifteen (15) days of such notice, such failure shall constitute “cause” as defined in section 4, below.

4.        Termination.  Employee's employment by Employer shall be subject to termination as follows:

a.           Termination Upon Death.  This Agreement shall terminate upon Employee's death.

b.           Termination for Cause.  Employer may terminate Employee's employment immediately for "cause" by written notice to Employee.  For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:

i.           The material breach of any provision of this Agreement, which breach Employee shall have failed to cure within fifteen (15) days following Employer’s written notice to Employee specifying the nature of the breach;

ii.           Any misconduct by Employee, which is materially adverse to the interests, monetary or otherwise, of Employer;

iii.           Failure to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within fifteen (15) days following Employer’s written notice to Employee;

iv.           Failure to cure within fifteen (15) days of receipt of written notice any failure to comply with Employers’ written policies, rules, regulations or procedures, including those related to ownership or trading of Employer stock;

v.           Conviction of a crime involving any act of dishonesty, acts of moral turpitude, or the commission of a felony; or

vi.           Failure to follow the written instructions of the Employer’s Chairman of the Board, provided that the instructions do not require Employee to engage in unlawful or unethical conduct.

vii.           Failure to comply with Section 9 of this Agreement.

Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

5.        Fringe Benefits.

a.           Benefit Plans.  Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of (or which are applicable to) its executive employees.  Participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

b.           Expenses.  During the term of employment, upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for (or Employer shall pay directly) Employee's travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties hereunder pursuant to the terms of Employer’s travel and expense policies.

c.           Other Benefits.  During employment, Employee also shall be entitled to the same customary benefits of employment that he received from Employer at the time of execution of this Agreement.

6.        Signing Incentive Payment.

a.           Options. Upon the full execution of this Agreement, Employee shall be granted options to purchase 75,000 shares of Employer stock, which will become exercisable on October 31, 2009 provided that Employee has executed and not revoked the release described in Section 6(b), remain exercisable until January 31, 2010, be priced in accordance with Employer’s policies and be subject to the terms of a separate grant agreement, which shall provide for forfeiture of the options if Employee’s employment or consulting agreement is terminated for cause.

b.           Release.  Employee agrees to sign a release (in the form attached as Exhibit A) of any potential claims against the Employer that he may have at the time of execution of this Agreement; such release will be revocable for seven days after it is executed.

c.           Payment.  Upon the end of the seven day revocation period for the above-referenced release, Employee will receive a “Signing Incentive Payment” of $400,000 from Employer, which  will be treated as wages and will be subject to customary withholding and taxes.

7.        Transition Incentive Payment.

a.           Subject to Sections 7(b), 7(c) and 9 below, following Employee’s termination of employment with Employer (which termination shall occur no later than October 20, 2009), Employee will be entitled to receive 8,000 restricted shares of Employer common stock (1/3 of which will vest on each anniversary of the date of termination of Employee’s employment) and the sum of (i) two (2) times his then “current compensation” minus $400,000 and (ii) if the date of Employee’s termination of employment is earlier than October 20, 2009, unpaid Base Salary plus unpaid incentive compensation, if any, that Employee would have actually received from Employer through October 20, 2009, if his employment had continued through that date. For purposes of this Agreement, Employee’s “current compensation” will mean the total of Employee’s then current salary, plus the average of the last two annual cash bonuses Employee received.

b.           Employee’s right to receive the payments described in this Section 7 are subject to the determinations of the Chairman of the Board of Directors of the Employer that (i) Employee satisfactorily assisted in the transition of the new Chief Executive Officer and President into his position with the Employer prior to Employee’s termination of employment, and (ii) Employee’s termination of employment was not for “cause” as defined in Section 4(b) of this Agreement.

c.           The lump sum amount described in 7(a)(i) above shall be paid in a single sum on November 17, 2009, provided that Employee has provided Employer with another valid, binding release (in the form attached as Exhibit A) of any potential claims that Employee may have against Employer as of October 20, 2009. Base Salary and incentive compensation payable pursuant to 7 (a)(ii) above will be paid not later than October 31, 2009, in accordance with Employer’s regular payroll practices for executive employees. All payments described in this Section 7 will be treated as wages and will be subject to customary withholding and taxes.

8.        Benefits Upon Termination.

a.           COBRA benefits. Employer agrees to offer continuation of the group health, dental, vision, and prescription drug coverages in which Employee is enrolled upon the end of his employment, pursuant to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Employer agrees to subsidize 100% of the cost of such COBRA coverage until the twelve month anniversary of the termination of Employee’s employment or until Employee obtains full time employment elsewhere, whichever is earlier.

b.           Automobile.  Upon the termination of his employment, Employee may purchase from Employer the automobile provided to him during his employment for the then-current fair market value, consistent with Employer policies.

c.           Laptop Computer. Upon the termination of his employment, Employer will provide Employee, without charge, the  laptop computer provided to him during his employment, after Employer removes from the laptop any proprietary information of Employer and any software licensed to Employer.

9.        Non-Compete.  In exchange for the payments described in Section 7 and the consulting agreement between the parties hereto, Employee agrees, for a period beginning upon the full execution of this Agreement and ending on October 31, 2011, not to work for or with, or enter into negotiations over terms of employment with, or enter into any consulting agreement with, or form or otherwise own more than a 20% interest in, any organization, venture or individual that promotes, manufactures or sells a technology or product that directly competes with Employer’s (a) IRE technology, or (b) existing products or products currently under development that Employer reasonably anticipates will be brought to market on or before October 31, 2011.

10.      Directorship.

a.           Vice Chairman. Employee is currently a director of Employer. Upon becoming Vice Chair, Employee will become Vice Chairman of the Board of Directors but will not be entitled to any additional compensation or stock options for his service on the Board.

b.           Term.  Employee’s current term as a member of the Board of Directors expires in October of 2009; the parties acknowledge that it will be solely within the Board’s discretion as to whether it will re-nominate him as a director.

11.      Cooperation in Ongoing Litigation Matters.   Employee agrees to cooperate fully in any litigation matter involving Employer, including but not limited to the litigation involving Biolitec, Inc.  Employee’s cooperation shall include, but shall not be limited to, participating as a witness at depositions or in court.  Such cooperation up until October 20, 2009 will not entitle Employee to any additional payments from Employer.

12.      Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement all required income and employment taxes and any other similar sums required by law to be withheld.

13.      Covenants.

a.           Confidentiality.  Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee's employment by Employer.  Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision.  This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages.  Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

b.           Non-Disparagement.

i.           Except to the extent necessary to enforce Employee’s rights due to a breach of any obligation of Employer, or to prosecute or defend any claims brought in an arbitration with Employer, Employee agrees that he shall not utter, write, or otherwise make or publish any disparaging remarks, comments, or statements concerning Employer or its directors, officers or employees, other than as required by law or subpoena, except that he shall not be prevented from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceedings conducted by the EEOC.

ii.           Except to the extent necessary to enforce Employer’s rights due to a breach of any obligation of Employee, or to prosecute or defend an claims brought forth in an arbitration with Employee, Employer (through its Board of Directors and Section 16 officers) agrees that it shall not utter, write, or otherwise make or publish any disparaging remarks, comments, or statements concerning Employee, other than as required by law or subpoena.

c.           Non-Solicitation.  Employee will not, at any time prior to October 31, 2011, either individually or through any person, firm, corporation or other entity for which he performs services or in which he has any interest, solicit or attempt to solicit any then current employee of Employer to leave employment with Employer to become employed by any person, firm, corporation or other entity.

d.           Interactions with Others.

i.           Unless expressly directed to do so by the Chairman of the Board, Employee will not, at any time prior to October 31, 2012, provide any strategic, operational, confidential or proprietary information regarding Employer to any investment bankers, Employer’s shareholders or any other parties.

ii.            This provision will not limit Employee in providing nonconfidential operational information to any of Employer’s current ten largest institutional shareholders, in response to a request from the shareholder, so long as he remains CEO and President of Employer.

iii.           In the absence of the prior express permission of the Chairman of the Board to participate in a conversation of this nature, all other inquiries are to be referred to the Chairman of the Board.

iv.           Nothing in this subsection, however, is intended to prohibit Employee from fully participating in the Employer’s quarterly earnings calls in the usual and customary manner while he is CEO and President of Employer.

14.      Notices.  Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at the address set forth above, or at such other addresses as either Employee or Employer may, by similar notice, designate.

15.      No Prior Restrictions.  Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

16.      Return of Employer's Property.  Upon termination of Employee’s employment with Employer, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer, except as set forth in paragraph 8 of this Agreement.

17.      Construction and Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, notwithstanding any other term or provision in this Agreement to the contrary, distributions of benefits payable following Employee’s termination of employment shall commence as of the date required by this Agreement or, if later and to the extent required, the earliest date permitted by Internal Revenue Code Section 409A (generally six months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A).

18.      Governing Law.  This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

19.      Assignability and Successors.  This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to: (i) the benefit of the successor of Employer through merger, acquisition, or corporate reorganization and (ii) in the event of Employee’s death, to his successors, assigns, estate, heirs or personal representatives.  Employer shall require, as a condition of sale, that such purchaser or successor assumes this Agreement.  Any attempted assignment in violation of this paragraph 19 shall be null and void and of no effect.

20.      Miscellaneous.

a.           This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements; provided, however, that the Severance Agreement between Employee and Employer (the “Change in Control Agreement”) shall remain in effect during the term of Employee’s employment pursuant to this Agreement.  The Change in Control Agreement shall expire at the time Employee’s employment with Employer ends pursuant to this Agreement.  Such termination of employment shall not be considered a “Compensable Termination” under the Change in Control Agreement.

b.           This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

c.           The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

d.           The provisions of paragraphs 8, 9, 11, 13, 16, 18, 20 and 22 hereof shall survive the termination of this Agreement.

21.      Counterparts.  This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

22.      Arbitration.  Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Albany County, New York in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute and shall have the authority to award reasonable attorneys’ fees, costs and expenses to the party that substantially prevails. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

The foregoing is established by the following signatures of the parties.

ANGIODYNAMICS, INC.

Date: January 20, 2009	By:	/s/ Vincent A. Bucci

Date: January 20, 2009	/s/ Eamonn P. Hobbs
EAMONN P. HOBBS